Exhibit 3.11

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Independent Advisers Group Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, by unanimous written consent of the board of directors of the Corporation in accordance with Sections 141 and 242(a)(1) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation (the “Amendment”) declaring the Amendment to be advisable. The resolution setting forth the Amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows: “FIRST: The name of the corporation is LPL Capital Partners, Inc.”

SECOND: That, pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of the stockholders of the Corporation is required to adopt the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 6th day of January, 2020.

By:	/s/ Gregory M. Woods
Authorized Officer

Title:	Secretary

Name:	Gregory M. Woods